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                                                                  Exhibit (a)(6)

COOPER RIVER PROPERTIES, L.L.C.
1873 South Bellaire Street
17th Floor
Denver, Colorado 80222

CONTACT:       Edward McCarthy of Beacon Hill Partners, Inc.
               (212) 843-8500


FOR IMMEDIATE RELEASE


                            COOPER RIVER ANNOUNCEMENT

         DENVER, COLORADO, October 28, 1998--Cooper River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Century Pension Income Fund XXIV, Drexel Burnham Lambert Real Estate Associates III and VMS Investors First-Staged Equity L.P. II. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Monday, November 16, 1998. The offers were previously scheduled to expire at 12:00 midnight on Tuesday, October 27, 1998.

         Cooper River reported, based on information provided by the depositary for the offers, that as of the close of business on October 27, 1998, approximately 716 interests had been tendered pursuant to the Century Pension Income Fund XXIV offer, approximately 1,931 interests had been tendered pursuant to the Drexel Burnham Lambert Real Estate Associates III offer and approximately 2,927.5 interests had been tendered pursuant to the VMS Investors First-Staged Equity L.P. II offer.

         For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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